Exhibit 10.60

November 1, 2022

PERSONAL & CONFIDENTIAL

Regina M. Paolillo

1441 Little Raven Street

Apt.# 33001

Denver, Colorado 80202

Dear Regina:

As we agreed,  your retirement from TTEC Services Corporation (“the Company”) will commence on (your employment will terminate effective) the close of business December 31, 2022 or an earlier date as you and the Company may mutually agree (“Separation Date”).  This letter contains a Settlement Agreement and Release of Claims (“Letter Agreement”) intended to resolve any and all obligations that you and the Company have to each other under a certain employment agreement dated May 1, 2018 (“Paolillo Employment Agreement”) as amended; and any and all disputes arising from your employment and your separation from employment with the Company on mutually agreeable terms as set forth below.  Please review it carefully, and if it is acceptable to you, sign below and submit your entire signed agreement to margaret.mclean@ttec.com.

SeTTLEMENT Agreement and Release of Claims

This Separation Agreement is made between Ms. Regina Paolillo (“you”) and the Company (collectively, the “Parties”).  In consideration of the mutual promises and other benefits set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Severance Payment: Provided that you sign and return this Separation Agreement, and it thereafter becomes effective as described in Section 13 below, you will receive a severance payment equivalent to eighteen (18) months of your base salary, for a total amount of $712,500.00 (“Severance Salary Payment”), less applicable federal, state, and local taxes and other authorized deductions. Payment shall be payable in equal bi-weekly installments in accordance with the Company’s normal payroll schedule, over the eighteen (18) months following the Separation Date.
2.	Other Compensation:
a.	Base Pay Through Separation Date. You will receive payment for any Base Salary, earned through the Separation Date, less applicable taxes and authorized or required withholding deductions. Such payments will be made in accordance with Section 2 of the Paolillo Employment Agreement.

b.	Performance Based Equity Through Separation Date. Subject to the other terms of this Separation Agreement, the Company shall permit you to have the benefit of Performance Based Restricted Stock (PRSU) awards that you currently hold and that would vest (is paid out) before March 31, 2023; provided, however, that the Company reserves the right, but shall have no obligation, to ‘cash out’ the value of this to be vested PRSU equity (less customary taxes and withholdings) and, either way, the timing of the vesting or the cash-out shall be as provided in the relevant equity grant agreements.

3.	Benefits: Your current medical, dental, vision and healthcare flexible spending account coverage (to the extent that you have a positive balance in that account as of today’s date) will be continued for twelve (12) months after the Separation Date. After the Separation Date, you will continue your existing health insurance coverage, if any, pursuant to your rights under federal law (commonly referred to as “COBRA”). As consideration for this Settlement Agreement and Release of Claims and provided this Separation Agreement is signed and becomes effective, the Company will cover that portion of the cost of your COBRA coverage that reflects our then current contribution to your health and wellness benefits for a period of twelve (12) months (“Continuation of Benefits Payment”). You can receive information about COBRA via www.connectyourcare.com/ttec. If you are currently not participating in TTEC benefit programs, this section is not relevant to this Separation Agreement.

All other benefit entitlements, if any, shall terminate as of the Separation Date.

4.	“At-Will” Employment and Obligations: From the date of this Separation Agreement (which is the date first above written) until the Separation Date, your employment will remain “at-will” and you will be expected to perform at satisfactory acceptable levels as required by your position and as determined by the Company. You will be paid for your services in accordance with the Paolillo Employment Agreement. It is our expectation that you will support the Company’s transition in connection with your separation and will provide support to Ken Tuchman, Shelly Swanback, Dustin Semach, and other members of the TTEC executive team, and others within TTEC as requested from time to time through the Separation Date. This Separation Agreement, and all obligations (including, but not limited to the Severance Payment and Benefits Continuation Payment hereunder, will terminate immediately in the event (a) you are terminated for cause, or (b) you breach your obligations hereunder. For purposes of this Separation Agreement, “cause” shall have the same meaning as delineated in the Paolillo Employment Agreement.

5.	Confidentiality/Non-Compete/Non-Solicit/Non-Disparagement Obligations:
(1)	As you consider your future opportunities, please be aware of your continuing confidentiality, non-competition and non-solicitation obligations to TTEC (collectively, “Non-Compete Obligations”) that you agreed to over time within the context of the commencement of your employment, as part of the Paolillo Employment Agreement and as part of various equity grant agreements including without limitation the most recent agreements of July 1, 2021 and 2022. As TTEC Global Chief Operating Officer and the Company’s former Chief Financial Officer, you have access to TTEC’s significant proprietary and confidential information and its clients, including TTEC company-wide global business strategy, financial and technology strategy, proprietary hiring, training and onboarding approaches and methodology, labor pricing and labor management, including without limitation TTEC trade secrets specifically related to your areas of responsibility in the human capital, finance, IT, Security, and Risk areas. Therefore, in addition to the provisions of various agreements that you signed at the time of the commencement of your employment and other agreements that you signed during the course of your employment, you agree as follows:

a.	Confidentiality. You will not use TTEC’s Confidential Information in any role you may assume with a new employer, including in any consulting or independent contractor capacity;

b.	Non-Compete Undertaking. For a period of eighteen (18) months post the Separation Date, you will not work or otherwise contribute your knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e., a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity to a business/company engaged in the same or substantially similar business as the Company, its subsidiaries and affiliates, including the delivery of CX (customer experience) technology and orchestration services through public or proprietary cloud-based CXaaS (Customer Experience as a Service) platform; design, building, and operating omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions; and digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions (collectively, “TTEC Business”). The Non-Compete Undertaking shall apply throughout the entire territory where the Company actually benefits and where the Company may reasonably expect to benefit from your services – which given your role as global Chief Operating Officer for the Company would be globally, with respect to all aspects of TTEC Business that is substantially similar to the business that you, as TTEC global Chief Operating Officer, were primarily contributing in, while employed by TTEC.
c.	Employees Non-Solicitation Undertaking. For a period of eighteen (18) months post the Separation Date, you shall not solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates or anyone who was an employee of the Company within previous six (6) month period; and
d.	Client Non-Solicitation Undertaking. For a period of eighteen (18) months post the Separation Date, you shall not solicit or interfere with business relationships between the Company and its current or prospective (currently actively pursued) clients of the Company or any of its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its subsidiaries and affiliates.
e.	Non-Disparagement. You agree not to disparage the Company, its parent company, TTEC Holdings, Inc., their employees, officers, subsidiaries, affiliates, and clients; nor members of TTEC executive leadership team, nor members of its Board of Directors.
(2)	If you materially breach any of the covenants and undertakings agreed during your employment with the Company and in this Section 5 of the Separation Agreement:
a.	All unvested RSU, PRSU, VCP-PRSU and other equity awards shall be immediately forfeited and cancelled.
b.	The value of any equity awards that vested during the last four years of your employment with the Company (since January 2019) must be re-paid by you back to the Company, since the primary purpose of any equity award was to incentivize your performance and to ensure your loyalty to the Company, and will not have been realized by the Company, if you breach the aforementioned covenants.

c.	You (but not to the exclusion of those who aid you in such breach) shall be liable for all other damages resulting from such breach; and
d.	You hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief at law or specified in this agreement.
(3)	As a senior executive at TTEC, you know firsthand that TTEC takes these Non-Compete Obligations very seriously and we enforce them through legal process. Please do not hesitate to reach out to Ms. Margaret McLean, our General Counsel, should you have any questions regarding your obligations or how possible employment prospects may be viewed with respect to your Non-Compete Obligations (Ms. McLean can be reached at (303)-397-8880 or margaret.mclean@ttec.com.)
6.	Job Profile Information: You agree to update all social media profiles, including LinkedIn, Facebook, etc., to reflect that you are no longer employed with the Company no later than seven (7) days after Separation Date.
7.	Continuing Obligations: You shall remain subject to the Company’s Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreements”), Equity Agreements, and any other similar agreements executed at any time during your employment, including without limitation this Separation Agreement, all of which survive termination of employment.
8.	Reimbursement for Business Expenses: Within five days of the Separation Date, you will provide to the Company expense reports detailing all items, if any, for which you seek reimbursement, and the required supporting documentation for such expenses. If you hold a corporate credit card account, and there is an outstanding amount due and owing on that account, you must submit documentation showing that the account has been paid in full within five days of the Separation Date and understand and agree that if you do not, the Company may withhold any amounts due and owing on that account from the Severance Payment. Your expense reports and supporting documentation will be subject to the same level of review that all other similar submissions receive from the Company’s Accounting Department. The Company will reimburse you in accordance with its existing policies and procedures. In addition, you will provide supporting documentation for all previously filed expense reports and agree to cooperate with the Company’s Accounting Department to resolve in good faith any issues relating to expenses. Reimbursement will be paid as soon as reasonably possible in conjunction with the payments under Section 1 of this Separation Agreement.

9.	Return and Prohibition of Removal of Company Property and Records: Except as otherwise specifically provided in this Separation Agreement, you shall return all Company property and records on the Separation Date. In the event you fail to return such property or records provided herein, you shall be liable to the Company for the value of all such property and records, and all reasonable costs, including attorneys’ fees, incurred by the Company in recovering such property or records. Company property and records shall include, but is not limited to, cell phones, pagers, mobile devices, tablets, laptops, printers, and any Company related document whether in written or electronic form and whether created by you or another person or entity. Company equipment, files or business information of any kind, whether written, electronic, digital, or otherwise, shall not be copied, taken or otherwise used by you without the prior written consent of the Company. In addition, the Company reserves the right to pursue all legal and equitable relief available for breach of this paragraph.
10.	Acknowledgment: You understand and agree that, absent this Separation Agreement, you would not otherwise be entitled to the payment specified in Paragraph 1 of this Agreement. Further, by signing this Separation Agreement, you agree that you are entitled only to the payments described in this Separation Agreement and that you are not entitled to any payments that are not specifically listed in this Separation Agreement, excluding vested rights you may have pursuant to the Company’s 401(k).
11.	General Release of All Claims: In exchange for the Company’s payments in Paragraph 1, you promise that you will not sue the Company, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees, or agents. By signing below, you release the Company, including its past and present parents, subsidiaries, partnerships, affiliated companies, officers, directors, employees or agents (collectively, the “Released Parties”), from any and all claims you may have, known or unknown, that are releasable by private agreement, arising at any time through the date that this Separation Agreement becomes effective:
a.	Any and all rights or claims under any of the following laws: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Family and Medical Leave Act of 1993, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Fair Labor Standards Act of 1938, as amended; the National Labor Relations Act; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended; the Civil Rights Acts of 1866, 1871, and 1991; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act of 1974, as amended; the Immigration Reform and Control Act, as amended; the Conscientious Employee Protection Act, the New Jersey Law Against Discrimination; the West Virginia Human Rights Act and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation; and
b.	Any and all common-law claims such as wrongful discharge, violation of public policy, breach of contract, promissory estoppel, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

c.	Any and all claims for any of the following: money damages (including actual, compensatory, liquidated or punitive damages), equitable relief such as reinstatement or injunctive relief, front or back pay, wages, commissions, bonuses, benefits, sick pay, PTO pay, vacation pay, costs, interest, expenses, attorney fees, or any other remedies; and
d.	Any and all claims arising under any federal or state "whistleblower" law, including without limitation the Sarbanes-Oxley Act of 2002, the Whistleblower Protection Act, and common-law wrongful discharge in violation of public policy.
12.	Amicable Separation: In consideration of the Company agreeing to pay the Separation Salary Payment, other payments (Section 2(b)) and the Continuation of Benefits Payment, you shall:
a.	Cooperate fully with the Company on orderly transition of your responsibilities as Global Chief Operating Officer, including meetings with TTEC executive leadership, their direct reports and your direct reports and their respective teams, as appropriate; and the specific messaging about your departure;

b.	Transition fully all business contacts, and all work in process;

c.	Resign all your officer positions and directorships (“D&O Roles”) with any and all companies in TTEC family of companies, including those owned only in part by TTEC. Cooperate with TTEC on your replacement as a TTEC banking signatory. To the extent your replacements in any of the D&O Roles and banking signatory positions cannot be affected before the Separation Date, you agree to support the D&O Roles’ and banking signatory transition, post separation, in good faith, for a period not to exceed the eighteen (18) months during which the Severance Salary Payment is being made; provided however that the Company shall undertake all reasonable efforts to replace you in the D&O Roles and banking signatory roles, as soon as possible.
d.	Cooperate with the Company in connection with any ongoing litigation where you are a principle person with direct information (e.g., a certain fiduciary liability claim, an executive non-compete enforcement, other as requested), during the transition and post separation, in good faith, for a period not to exceed the eighteen (18) months after the Separation Date, during which the Severance Salary Payment is being made.
e.	Not disparage TTEC, its employees, officers, subsidiaries, affiliates and clients.
f.	Not to engage with TTEC employees nor board members on any topics related to TTEC, unless specifically requested to do so.
13.	Age Waiver for Employee 40 Years Old or More: By signing this Separation Agreement, you acknowledge that:
a.	The General Release in this Separation Agreement includes a waiver and release of all claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.);
b.	You have carefully read, and understand, this Separation Agreement;

c.	You have twenty-one (21) days from the date of this Separation Agreement (stated at the top of the document) to consider your rights and obligations under this Separation Agreement (“Consideration Period”). You and the Company agree that any changes or negotiations pertaining to this Separation Agreement, whether material or non-material, do not restart the running of the Consideration Period. You may also elect to sign the Separation Agreement before the end of the Consideration Period and you will be deemed to have done so knowingly, voluntarily, and after giving the terms and conditions of this Separation Agreement your due deliberation;
d.	You were, and hereby are, advised to consult with an attorney and/or any other advisors of your choice before signing this Separation Agreement;
e.	You understand that this Separation Agreement is legally binding and by signing it you give up certain rights;
f.	You have voluntarily chosen to enter into this Separation Agreement and have not been forced or pressured in any way to sign it;
g.	You knowingly and voluntarily release the Released Parties from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing this Separation Agreement, and that these payments are in addition to any payments or benefits you would have otherwise received if you did not sign this Separation Agreement;
h.	You have seven (7) days from the date you sign this Separation Agreement to change your mind and revoke your acceptance. To be effective, your revocation must be in writing and tendered to TTEC Chief People Officer, 9197 S. Peoria Street, Englewood, Colorado 80112 Attn: Employment Separation Agreements, either by mail or by hand delivery (copy via email to Michael.wellman@ttec.com, within the seven (7) day period. If by mail, the revocation must be: 1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested. The Separation Agreement will become effective on the eighth day after you sign it, provided you do not revoke your acceptance. You understand that the Company is not required to make the payments described herein unless and until this Separation Agreement becomes effective; and
i.	You understand that this Separation Agreement does not waive any rights or claims that may arise after this Separation Agreement is signed and becomes effective, which is after the Company’s actual receipt of your signed signature page and after the 7-day revocation period has expired.
14.	Consideration Period for Employees Under 40 Years of Age: You have seven (7) days from the date of this Separation Agreement to consider and execute this Separation Agreement. You acknowledge and understand that this Separation Agreement shall not become effective or enforceable unless and until the Company receives a signed copy of this Separation Agreement.
15.	Waiver of Rights under California Civil Code Section 1542: You acknowledge that the Release of Claims provided for in this Separation Agreement is a general release in all respects. As such, you acknowledge awareness of and hereby waive any rights and benefits afforded by California Civil Code Section 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in [his] favor at the time of executing the release, which if known by [him] must have materially affected [his] settlement with the debtor.” Notwithstanding that the Parties may hereafter discover facts different from or in addition to those they now know or believe to be true, you expressly waive all rights under Civil Code Section 1542 and any other statute or legal principle of similar effect.
16.	No Admission of Wrongdoing: By entering into this Letter Agreement, neither you nor the Company nor any of the Released Parties suggest or admit any wrongdoing or violation of law.
17.	No Claims Filed: As a condition of the Company entering into this Separation Agreement, you represent that you have not filed, and do not intend to file, any lawsuit against the Company, or any of the other Released Parties. This Separation Agreement shall not be construed to prohibit you from filing a charge or complaint with the National Labor Relations Board, the Equal Employment Opportunity Commission, or participating in any investigation or proceedings conducted by either entity; however, you agree that you are waiving your right to monetary recovery should any federal, state, or local administrative agency pursue any claims on your behalf arising out of or relating to your employment with and/or separation from employment with the Company.
18.	Confidentiality: You are aware that as the TTEC “named executive officer,” all compensation arrangements with you are subject to public disclosure. Other than this mandatory disclosure, you agree that the terms of this Separation Agreement are confidential and that you will not discuss or tell anyone about this Separation Agreement and not disclose any information contained in this Separation Agreement to anyone, other than your lawyer, financial advisor, immediate family members, or those in the Company who are involved in negotiations of the terms of the Agreement with you; unless compelled to do so by law. If you do tell your lawyer, financial advisor or immediate family members about this Separation Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

You acknowledge that this Separation Agreement does not prohibit you from reporting possible violations of federal law or regulation to a government agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, or any Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

19.	Breach of this Agreement: You promise to abide by the terms and conditions in this Separation Agreement and understand that if you do not, the Company is entitled to seek damages and injunctive relief, including, but not limited to, its attorney’s fees and costs as the prevailing party in an action to enforce a breach of this Separation Agreement.
20.	Entire Agreement: This Separation Agreement, together with Agreement to Protect Confidential Information, Assign Inventions and Non-Solicitation, the Paolillo Employment Agreement, and Restricted Stock Unit Award Agreements and other equity award agreements (as applicable) (collectively, the "Employment Agreements") constitute the complete understanding between the Parties concerning all matters affecting your employment with the Company, the termination thereof and any ongoing responsibilities. You hereby affirm and will comply with any and all ongoing obligations contained in the Paolillo Employment Agreements, including obligations relating to confidentiality of Company information. Moreover, you acknowledge that no promises or representations have been made to induce you to sign this Separation Agreement other than as expressly set forth herein and that you have signed this Separation Agreement as a free and voluntary act.
21.	Severability: If any clause, provision or paragraph of this Separation Agreement is found to be void, invalid or unenforceable, such finding shall have no effect on the remainder of this Separation Agreement, which shall continue to be in full force and effect. Each provision of this Separation Agreement shall be valid and enforced to the fullest extent permitted by law. Notwithstanding the foregoing, however, if any restrictive covenants contained in Section 5 of this Separation Agreement are found to be void, invalid or unenforceable, the Company’s obligation under the Section 1, 2 and 3 of this Separation Agreement dealing with Severance and Continuation of Benefits shall revert to the Company’s standard severance policy in effect at the date of this Separation Agreement.
22.	Successors and Assigns. This Separation Agreement shall bind the Company’s successors and assigns and inure to the benefit of the Parties.
23.	Changes to the Agreement: This Separation Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.
24.	Dispute Resolution and Governing Law: All disputes in connection with this Separation Agreement shall be resolved as provided in the Paolillo Employment Agreement.
25.	Effective Date of this Agreement: This Separation Agreement shall become effective on the date the Company receives this executed agreement and the applicable consideration and revocation periods set forth in Section 13 or 14 above (as appropriate) have fully lapsed.

If you agree, please sign and return to the Company as instructed above.

TTEC Services CorporationBy signing below, you accept

this Separation Agreement and all of          the terms herein.

By:__________________________________________________

Michael Wellman, Regina Paolillo

Chief People Officer

Date: November 1, 2022Date:  ____________________